Exhibit 5.1

                    [Letterhead of Schulte Roth & Zabel LLP]


                                                 September 29, 1998

The CIT Group Securitization Corporation III
650 CIT Drive
Livingston, New Jersey  07039

The CIT Group Holdings, Inc.
1211 Avenue of the Americas
New York, New York  10036

Dear Sirs:

      We have acted as special counsel to you (the "Corporations") in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the asset backed certificates and the limited guarantees (the "Guarantees") of certain of the Certificates by The CIT Group Holdings, Inc. ("Holdings"), each described in the prospectus and prospectus supplement which form a part of the Registration Statement (the "Prospectus" and the "Prospectus Supplement," respectively). Each series of Certificates will be issued pursuant to a pooling and servicing agreement (the "Pooling and Servicing Agreement") substantially in the form filed as Exhibit 4.1 to the Registration Statement, pursuant to which The CIT Group Securitization Corporation III will originate the CIT Home Equity Loan Trust (the "Trust"). Certain rights of the holders of the Certificates will be governed by the Pooling and Servicing Agreement.

      In connection with this opinion, we have examined signed copies of the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such records of the Corporations and such agreements, certificates of public officials, certificates of officers or representatives of the Corporations and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

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The CIT Group Holdings, Inc.
September 29, 1998
Page 2


      As to all matters of fact, we have relied upon and assumed the accuracy of statements and representations of officers and other representatives of the Corporations and others.

      In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

      We have also assumed, with respect to the Guarantees and the Pooling and Servicing Agreement (collectively, the "Basic Documents"), that: (a) each of the Basic Documents will be duly executed and delivered by each of the parties thereto prior to the issuance of any of the Certificates thereunder; (b) at the time of such execution, each such party, other than the Corporations, will be duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and will have all requisite power and authority to execute, deliver and perform its obligations under each of the Basic Documents; (c) the execution and delivery of the Basic Documents and performance of such obligations will have been duly authorized by all necessary actions on the part of each such party, other than the Corporations; (d) the Basic Documents will be the legal, valid and binding obligation of each such party, other than the Corporations, and will be enforceable against each such party, other than the Corporations, in accordance with its terms; and (e) during the period from the date hereof until the date of such execution and delivery, there will be no change in (i) any relevant authorization, law or regulation, or interpretation thereof, (ii) the terms and conditions of the Basic Documents or
(iii) any set of facts or circumstances relating to the Basic Documents.

      We are attorneys admitted to practice in the State of New York and the opinion set forth below is limited to the Laws of the State of New York and the Delaware General Corporation Law. Paul N. Roth, a member of this firm, is a director of CIT.

      Based upon the foregoing, we are of the opinion that: (a) assuming the due execution of the Basic Documents, each in substantially the form presented to us, upon the issuance, authentication and delivery of the Certificates in accordance with the terms of the Pooling and Servicing Agreement against payment therefor as contemplated by the Prospectus and the Prospectus Supplement, the Certificates will constitute valid and binding obligations of the Trust, each enforceable in accordance with its terms; and (b) the Guarantees have been duly authorized and, when duly executed by Holdings and issued and delivered in accordance with the terms of the Pooling and Servicing Agreement as contemplated by the Prospectus and the Prospectus Supplement, will be valid and binding obligations of Holdings, enforceable in accordance with their terms, subject as to enforcement of remedies with respect to (a) and (b) above to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, and will be entitled to the benefits of the Basic Documents.

The CIT Group Holdings, Inc.
September 29, 1998
Page 3


      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

                                                  Very truly yours,

                                                  /s/ Schulte Roth & Zabel LLP